Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS ANOTHER SOLID QUARTER

Bedminster, N.J. – April 22, 2016 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded record net income of $5.49 million and diluted earnings per share of $0.34 for the three months ended March 31, 2016, compared to $5.01 million and $0.33, respectively, for the same three month period last year, reflecting increases of $481 thousand or 10 percent and $0.01 per share or 3 percent, respectively.

During the first quarter of 2016, as previously disclosed, the Company recorded increased FDIC premiums and increased investment in risk management related analytics and practices. The additional FDIC premium was estimated at $950 thousand, and the additional risk management related expenses were approximately $675 thousand, of which approximately $350 thousand are believed to be one time charges. The combination of the $950 thousand and the $350 thousand of charges reduced pretax income by $1.30 million, net income by $814 thousand, and diluted earnings per share by approximately $0.05 per share, for the quarter.

The following table summarizes specified financial measures for the quarters ended:

	March	March	Increase/
(Dollars in millions, except EPS)	2016(A)	2015	(Decrease)
Net interest income	$23.41	$19.58	$3.83	20%
Provision for loan losses	$1.70	$1.35	$0.35	26%
Pretax income	$8.77	$8.35	$0.42	5%
Net income	$5.49	$5.01	$0.48	10%
Diluted EPS	$0.34	$0.33	$.01	3%
Total revenue	$29.67	$25.47	$4.20	16%

Return on average assets	0.64%	0.71%	(0.07)	(10)%
Return on average equity	7.83%	8.13%	(0.30)	(4)%
Efficiency ratio (B)	65.22%	62.58%	2.64	4%
Book value per share	$17.71	$16.61	$1.10	7%

(A)	The quarter ended March 31, 2016 included $1.30 million of charges related to increased FDIC premiums and increased investment in risk management related analytics and practices, as described on the prior page. These charges reduced pretax income by $1.30 million, net income by $814 thousand, diluted earnings per share by $0.05 per share, ROAA by 0.09%, and ROAE by 1.16%, and increased the efficiency ratio by 4.41%. Excluding these $1.30 million of charges, pretax income would have been $10.07 million, net income would have been $6.30 million, diluted EPS would have been $0.39 per share, ROAA would have been 0.73%, ROAE would have been 8.99%, and the efficiency ratio would have been 60.81%.
(B)	See Non-GAAP financial measures reconciliation table on page 26.

Mr. Kennedy said, “We had a very solid first quarter of 2016, as we continued to successfully execute our Plan – Expanding Our Reach, while making additional investment in our risk management analytics and practices.”

Additional Q1 2016 highlights follow:

•	Growth in diluted EPS for Q1 2016 when compared to Q1 2015 was $0.01 per share or 3 percent, despite the additional expenses incurred in Q1 2016 as noted above.
•	At March 31, 2016, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) stood at $3.31 billion.
•	Fee income from the Private Wealth Management Division totaled $4.3 million for the first quarter of 2016, compared to $4.0 million for the same quarter in 2015. Wealth management fee income, at approximately 15 percent of the Company’s total revenue, contributed significantly to the Company’s diversified revenue sources.

•	Loans at March 31, 2016, including multifamily loans held for sale, totaled $3.07 billion. This reflected net growth of $70 million compared to the prior quarter (2 percent compared to the prior quarter or 9 percent on an annualized basis), and $623 million (26 percent compared to the prior year period) when compared to the $2.44 billion at March 31, 2015.
•	Commercial & Industrial (C&I) loans at March 31, 2016 totaled $555 million. This reflected net growth of $42 million compared to the prior quarter (8 percent compared to the prior quarter or 33 percent on an annualized basis), and net growth of $219 million (65 percent compared to the prior year period) when compared to the $336 million at March 31, 2015. The $42 million C&I growth for the first quarter of 2016 represented 60% of the total net loan growth for the first quarter of 2016.
•	Multifamily loan participations in the first quarter of 2016 totaled approximately $34 million, which resulted in upfront fees (deferred income) and ongoing servicing fees. Multifamily whole loans sold totaled $23 million in the first quarter of 2016, which resulted in a gain on sale of $124 thousand.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $2.75 billion at March 31, 2016. This reflected net growth of $108 million compared to the prior quarter (4 percent compared to the prior quarter or 16 percent on an annualized basis), and $597 million (28 percent compared to the prior year period) when compared to the $2.15 billion at March 31, 2015.

•	Asset quality metrics continued to be strong at March 31, 2016. Nonperforming assets at March 31, 2016 were just $8.1 million or 0.23 percent of total assets. Total loans past due 30 through 89 days and still accruing were only $1.4 million or 0.05 percent of total loans at March 31, 2016.
•	The Company’s net interest income for the first quarter of 2016 was $23.4 million, reflecting growth of $591 thousand (3 percent for the quarter or 10 percent on an annualized basis) when compared to $22.8 million for the December 2015 quarter, and growth of $3.83 million (20 percent) when compared to the $19.58 million for the quarter ended March 31, 2015.
•	The book value per share at March 31, 2016 of $17.71 reflected improvement when compared to $16.61 at March 31, 2015. Year over year growth in book value per share totaled 7 percent.

Mr. Kennedy noted, “We were very pleased with our progress in 2015, and continue to be pleased with our progress thus far in 2016. As I described last quarter, we did see some headwinds going into 2016. Despite those headwinds, we delivered solid results this quarter.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin was $23.41 million and 2.82 percent for the first quarter of 2016, compared to $22.82 million and 2.79 percent for the fourth quarter of 2015, and compared to $19.58 million and 2.88 percent for the same quarter last year, reflecting growth in net interest income of $3.83 million or 20 percent when compared to the same prior year period. Net interest income for the first quarter of 2016 benefitted from significant loan growth during 2015. Additionally, the 2016 quarter included approximately $419 thousand of prepayment premiums received on the prepayment of certain multifamily loans. This income benefitted the net interest margin for the quarter by 5 basis points.

While net interest income for the first quarter of 2016 improved considerably compared to the same quarter in 2015, the net interest margin declined to 2.82 percent for the 2016 quarter from 2.88 percent for the 2015 quarter. The net interest margin continued to be impacted by the effect of the low interest rate environment throughout 2015 and 2016, as well as competitive pressures in attracting new loans and deposits.

The net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to $292 million of cash, cash equivalents and investment securities on our balance sheet, we also have $1 billion of secured funding available from the Federal Home Loan Bank, of which we only have $105 million drawn as of March 31, 2016.”

Wealth Management Business

In the March 2016 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.30 million in fee income compared to $4.31 million for the December 2015 quarter, and $4.03 million for the March 2015 quarter.

Fee income for the first quarter of 2016 was basically flat to the fourth quarter of 2015. For the first quarter of 2016, the benefit of new business, as well as certain tax preparation income, was basically offset by the effect of the broader market declines during the first quarter of 2016.

Fee income for the first quarter of 2016 was approximately 7 percent greater than the first quarter of 2015. Growth in fee income was due to several factors including: the acquisition of Wealth Management Consultants, LLC (“WMC”) which closed in May 2015; continued healthy new business results; higher yields on new business as compared to lost/closed business; and the conversion of lower fee custody relationships to higher fee advisory relationships. These contributions to increased revenue were partially offset by the broader market declines in the second half of 2015, as well as the first quarter of 2016, which negatively impacted investment fee revenue.

The market value of the assets under administration (AUA) of the wealth management division was $3.31 billion at March 31, 2016, basically flat to December 31, 2015 and up $255 million or 8 percent from $3.05 billion at March 31, 2015, principally due to the items noted just above.

Mr. Babcock, President of Private Wealth Management, said, “We continue to incorporate wealth into every conversation we have with all of the Company’s clients, across all business lines. We have expanded our wealth management team and will continue to grow our team and expand the products, services, and advice we deliver to our clients.” Mr. Babcock went on to note, “While the headwinds created by the recent declines in the markets impacted revenue in the first quarter of 2016, we were still able to generate fee income flat to the fourth quarter of 2015, and greater than the first quarter of 2015. We continue to remain optimistic about the market in the medium-to-longer term and we believe this, coupled with our continued strong new business and new client acquisitions, will lead to improved results over time and will be a significant driver to enhancing shareholder value as our business continues to grow.”

Loan Originations / Loans

At March 31, 2016, loans, including multifamily loans held for sale, totaled $3.07 billion compared to $3.00 billion three months ago at December 31, 2015 and compared to $2.44 billion one year ago at March 31, 2015, representing net increases of $70 million compared to the prior quarter (2 percent compared to the prior quarter or 9 percent on an annualized basis), and $623 million (26 percent) compared to the prior year period.

For the quarter ended March 31, 2016, residential mortgage originations totaled $26 million. In 2015, we successfully repositioned our residential mortgage business to serve as a lead product for new wealth business, as well as support for full banking relationships. We believe that residential mortgage volumes will increase through the remainder of 2016.

The March 2016 quarter included $108 million of multifamily loan originations, flat to the December 2015 quarter, but down significantly from the quarters prior to December 2015.

At March 31, 2016, the multifamily loan portfolio, including multifamily loans held for sale, totaled $1.53 billion compared to $1.50 billion three months ago at December 31, 2015 and compared to $1.21 billion one year ago at March 31, 2015. The increases were net of participations and whole loans sold, including $34 million of participations and $23 million of whole loans sold in the current March 2016 quarter. These participations and loan sales were part of the Company’s balance sheet management strategy and will likely continue in 2016.

Mr. Kennedy said, “As I explained over the last several quarters, we anticipated multifamily loan originations and growth would be less than past quarters, as we manage our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We made progress on this front late in 2015, and we are pleased this has continued into 2016.” ”Mr. Kennedy further noted that, “this balance sheet management will likely not be linear each quarter, but will rather be apparent over periods of time.”

For the quarter ended March 31, 2016 the Company closed $67 million of commercial loans. When comparing March 31, 2016 to March 31, 2015, commercial loans grew $219 million, or 65 percent, to $555 million at March 31, 2016 from $336 million one year ago at March 31, 2015. At March 31, 2016 the commercial loan portfolio comprised 18 percent of the overall loan portfolio, up from 14 percent one year ago at March 31, 2015.

Mr. Kennedy said, “As a result of our investment in and commitment to C&I banking, including the addition in 2015 and 2016 of highly regarded bankers with industry and capital markets expertise, and the addition of Eric H. Waser, Head of Commercial Banking in 2015, we have seen, and believe will continue to see, our C&I client base and corresponding loan portfolio grow.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Deposits / Funding / Balance Sheet Management

During the March 2016 quarter, customer deposit growth of $108 million (principally noninterest-bearing and interest-bearing checking), as well as increased capital of $8 million, funded net asset growth of $101 million and reduced overnight borrowings of $20 million.

Brokered interest-bearing demand (“overnight”) deposits stayed flat at $200 million at March 31, 2016. The interest rate paid on these deposits allows the Bank to fund at attractive rates and engage in interest rate swaps to hedge its asset-liability interest rate risk. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

From a liquidity/funding perspective, such brokered deposits, at a direct cost of approximately 52 basis points (excluding costs of hedging), are generally a more cost effective alternative than borrowings which require pledged collateral when drawn, as secured wholesale borrowings do. From a balance sheet management perspective, the rate paid on these short term brokered deposits enables their use in swap transactions for an efficient hedging/interest rate risk management program. As of March 31, 2016, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management solutions will help support both core deposit growth and commercial lending opportunities.”

Other Noninterest Income

Service charges and fees for the March 2016 quarter were $807 thousand, compared to $849 thousand for the December 2015 quarter and $805 thousand for the March 2015 quarter. Several categories have reflected improvement, including income from debit card usage as well as account analysis fees, however, overdraft/NSF fees have declined considerably.

The March 2016 quarter included $121 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $117 thousand for the December 2015 quarter, and $148 thousand in the March 2015 quarter.

There were $101 thousand of securities gains for the March 2016 quarter compared to none for the December 2015 quarter, and $268 thousand for the March 2015 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the shorter duration of our investment portfolio and the interest rate environment, as well as the future outlook, we anticipate such sales will continue to be a very small component of the Company’s operations.

Gain on sale of multifamily loans held for sale at lower of cost or fair value was $124 thousand for the March 2016 quarter. During the first quarter of 2016 the Company began selling whole multifamily loans ($23 million in the first quarter of 2016), in addition to participations. The Company anticipates that it will continue to employ both of these strategies throughout 2016.

Other income was $473 thousand for the March 2016 quarter compared to $198 thousand for the December 2015 quarter, and $93 thousand for the March 2015 quarter. The first quarter of 2016 included $94 thousand of income related to the Company’s loan level / back-to-back swap program, which was implemented in mid-2015. The first quarter of 2016 also included $47 thousand of income related to its newly implemented SBA lending and sale program. While both of these programs are part of the Company’s normal ongoing operations, the Company cannot predict the amount of income that may be generated going forward, due to the newness of these programs.

Other improvements in other income in the current quarter included greater loan servicing fees due principally to continued multifamily loan participations, and higher unused line of credit fees associated with the C&I lending business.

Operating Expenses

The Company’s total operating expenses were $19.21 million for the quarter ended March 31, 2016, compared to $19.99 million for the December 2015 quarter and $15.77 million for the same quarter in 2015. During the first quarter of 2016, as previously disclosed, the Company incurred an increased FDIC premium accrual and increased investment in risk management related analytics and practices. The additional FDIC premium was estimated at $950 thousand, and the additional risk management related expenses were approximately $675 thousand, of which approximately $350 thousand are believed to be one time charges. The December 2015 quarter included $2.5 million of charges related to the branch closures.

Salary and benefits expenses for the March 2016 quarter were $10.91 million compared to $10.66 million for the December 2015 quarter, and $9.43 million for the same quarter last year. Strategic hiring that was in line with the Company’s Plan, the acquisition of WMC, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increase from the March 2015 quarter to the March 2016 quarter. Premises and equipment expense totaled $2.86 million for the quarter ended March 31, 2016, compared to $3.39 million for the December 2015 quarter, and $2.62 million for the same quarter last year. The December 2015 quarter included $722 thousand related to the branch closures.

FDIC insurance expense for the March 2016 quarter was $1.56 million, compared to $825 thousand for the December 2015 quarter, and $482 thousand for the March 2015 quarter. The December 2015 quarter was partially impacted, and the March 2016 quarter was fully impacted, by the increased FDIC premiums previously disclosed. Mr. Kennedy noted, “I said last quarter that we generally expected an approximate $950 thousand increase in our quarterly FDIC premium going forward (approximately $3.8 million for 2016). The increased expense recognized for the first quarter of 2016 was in line with that guidance. While we believe this increased cost will be temporary, we cannot predict when the additional FDIC premium will be eliminated.”

Other expenses for the March 2016 quarter were $3.88 million, compared to $5.12 million for the December quarter and $3.25 million for the March 2015 quarter. The March 2016 quarter included additional risk management related expenses, as previously disclosed. The December 2015 quarter included $1.73 million related to the branch closures.

Mr. Kennedy noted, “Total expenses for our first quarter of 2016 came in under budget, as we worked to manage our expenses closely.” Mr. Kennedy went on to note, “Last quarter I said that given our significant growth and high concentration in multifamily lending, Management had decided to accelerate approximately $2.0 million of costs over the next 3 to 12 months to ensure we adhere to best in class risk management practices. I also said that, we had originally planned for such expenditures over the next 24 to 30 months, but we felt it prudent to pull them forward. Our first quarter of 2016 expenses related to this initiative were in line with that guidance.”

Provision for Loan Losses / Asset Quality

For the quarter ended March 31, 2016, the Company’s provision for loan losses was $1.70 million, compared to $1.35 million for the March 2015 quarter. Charge-offs, net of recoveries, for the first quarter of 2016 were only $235 thousand. The larger provision in 2016 was due to loan growth, as well as greater qualitative factor allocations of the allowance, principally to C&I and Commercial Real Estate loans.

At March 31, 2016 the allowance for loan losses was $27.32 million, 375 percent of nonperforming loans and 0.90 percent of total loans, compared to $25.86 million, 383 percent of nonperforming loans, and 0.86 percent of total loans at December 31, 2015, and $20.82 million, 329 percent of nonperforming loans and 0.85 percent of total loans one year prior, at March 31, 2015.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at March 31, 2016 (which does not include TDR loans that are performing in accordance with their terms) were just $8.1 million or 0.23 percent of total assets. Total loans past due 30 through 89 days and still accruing were only $1.4 million at March 31, 2016. There were no multifamily loans past due at quarter end.

Capital / Dividends

The Company’s capital position in the March 2016 quarter was benefitted by net income of $5.5 million and also by $4.3 million of voluntary share purchases in the Dividend Reinvestment Plan, which continue to be a source of capital for the Company.

At March 31, 2016, the Company’s GAAP capital as a percent of total assets was 8.18 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.19 percent, 10.56 percent, 10.56 percent and 11.58 percent, respectively. The Company’s regulatory capital ratios are all above the required ratios under regulatory guidance.

As previously announced on April 21, 2016, the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 16, 2016 to shareholders of record on May 5, 2016.

Mr. Kennedy said, “We continue to believe we have sufficient common equity to support our planned growth and expansion for the immediate future. We continue to assess other potential sources of capital to support growth, such as subordinated debt.”

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.47 billion as of March 31, 2016. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2016 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA (Dollars in Thousands, except share data) (Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2016(A)	2015(B)	2015	2015	2015
Income Statement Data:
Interest income	$27,898	$27,123	$25,806	$23,852	$22,361
Interest expense	4,488	4,304	4,100	3,508	2,778
Net interest income	23,410	22,819	21,706	20,344	19,583
Provision for loan losses	1,700	1,950	1,600	2,200	1,350
Net interest income after
provision for loan losses	21,710	20,869	20,106	18,144	18,233
Wealth management fee income	4,295	4,307	4,169	4,532	4,031
Service charges and fees	807	849	832	837	805
Bank owned life insurance	342	252	260	248	537
Gain on loans held for sale at fair
value (Mortgage banking)	121	117	102	161	148
Gain on loans held for sale at
lower of cost or fair value	124	—	—	—	—
Other income	473	198	164	545	93
Securities gains, net	101	—	83	176	268
Total other income	6,263	5,723	5,610	6,499	5,882
Salaries and employee benefits	10,908	10,659	10,322	9,872	9,425
Premises and equipment	2,864	3,390	2,785	2,778	2,616
FDIC insurance expense	1,559	825	416	431	482
Other expenses	3,875	5,119	3,376	3,185	3,245
Total operating expenses	19,206	19,993	16,899	16,266	15,768
Income before income taxes	8,767	6,599	8,817	8,377	8,347
Income tax expense	3,278	2,256	3,434	3,139	3,339
Net income	$5,489	$4,343	$5,383	$5,238	$5,008

Total revenue	$29,673	$28,542	$27,316	$26,843	$25,465

Per Common Share Data:
Earnings per share (basic)	$0.35	$0.28	$0.35	$0.34	$0.34
Earnings per share (diluted)	0.34	0.28	0.35	0.34	0.33

Weighted average number of
common shares outstanding:
Basic	15,858,278	15,498,119	15,253,009	15,082,516	14,909,722
Diluted	16,016,972	15,721,876	15,435,939	15,233,151	15,070,352

Performance Ratios:
Return on average assets
Annualized (ROAA)	0.64%	0.51%	0.66%	0.70%	0.71%
Return on average
equity annualized (ROAE)	7.83%	6.37%	8.19%	8.24%	8.13%
Net interest margin
(taxable equivalent basis)	2.82%	2.79%	2.75%	2.80%	2.88%
Efficiency ratio (C)	65.22%	70.05%	61.14%	61.00%	62.58%
Operating expenses / average
assets annualized	2.22%	2.36%	2.07%	2.16%	2.24%

(A)	The quarter ended March 31, 2016 included $1.30 million of charges related to increased FDIC premiums and increased investment in risk management related analytics and practices. These charges reduced pretax income by $1.30 million, net income by $814 thousand, diluted earnings per share by $0.05 per share, ROAA by 0.09%, and ROAE by 1.16%, and increased the efficiency ratio by 4.41%. Excluding these $1.30 million of charges, pretax income would have been $10.07 million, net income would have been $6.30 million, diluted EPS would have been $0.39 per share, ROAA would have been 0.73%, ROAE would have been 8.99%, and the efficiency ratio would have been 60.81%.
(B)	The quarter ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%. Excluding these $2.5 million of charges, pretax income would have been $9.10 million, net income would have been $5.90 million, diluted EPS would have been $0.38 per share, ROAA would have been 0.70%, ROAE would have been 8.65%, and the efficiency ratio would have been 61.30%.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
ASSETS
Cash and due from banks	$15,872	$11,550	$10,695	$6,205	$7,439
Federal funds sold	101	101	101	101	101
Interest-earning deposits	61,946	58,509	65,402	32,382	65,283
Total cash and cash equivalents	77,919	70,160	76,198	38,688	72,823

Securities available for sale	214,050	195,630	220,930	245,897	276,119
FHLB and FRB stock, at cost	13,254	13,984	11,737	15,590	10,598

Loans held for sale	3,537	1,558	27,524	745	4,245
Multifamily loans held for sale, at lower of
cost or fair value	38,066	82,200	—	—	—

Residential mortgage	469,084	470,869	469,865	470,863	466,333
Multifamily mortgage	1,489,708	1,416,775	1,444,334	1,371,139	1,214,714
Commercial mortgage	414,677	413,118	399,592	375,440	339,037
Commercial loans	554,871	512,886	456,611	438,461	336,079
Construction loans	1,392	1,401	1,409	1,417	5,777
Consumer loans	44,198	45,044	32,563	29,996	28,206
Home equity lines of credit	53,328	52,649	50,370	51,675	50,399
Other loans	443	500	483	2,947	1,755
Total loans	3,027,701	2,913,242	2,855,227	2,741,938	2,442,300
Less: Allowances for loan losses	27,321	25,856	24,374	22,969	20,816
Net loans	3,000,380	2,887,386	2,830,853	2,718,969	2,421,484

Premises and equipment	29,609	30,246	31,310	31,637	32,068
Other real estate owned	861	563	330	956	1,103
Accrued interest receivable	7,497	6,820	6,839	6,451	5,943
Bank owned life insurance	43,101	42,885	32,727	32,565	32,404
Deferred tax assets, net	17,952	15,582	14,613	12,673	10,458
Other assets	19,771	17,645	15,902	13,999	12,212
TOTAL ASSETS	$3,465,997	$3,364,659	$3,268,963	$3,118,170	$2,879,457

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$457,730	$419,887	$399,200	$386,588	$377,399
Interest-bearing demand deposits	905,479	861,697	829,970	667,847	634,580
Savings	119,149	115,007	117,665	120,606	115,515
Money market accounts	820,757	810,709	792,685	717,246	714,466
Certificates of deposit - Retail	446,833	434,450	411,335	384,235	310,678
Subtotal “customer” deposits	2,749,948	2,641,750	2,550,855	2,276,522	2,152,638
IB Demand - Brokered	200,000	200,000	243,000	293,000	263,000
Certificates of deposit - Brokered	93,630	93,720	93,690	94,224	106,694
Total deposits	3,043,578	2,935,470	2,887,545	2,663,746	2,522,332

Overnight borrowings	21,100	40,700	—	87,500	—
Federal home loan bank advances	83,692	83,692	83,692	83,692	83,692
Capital lease obligation	10,092	10,222	10,350	10,475	10,594
Other liabilities	24,030	18,899	19,448	14,881	13,486
Due to brokers, securities settlements	—	—	1,528	—	—
TOTAL LIABILITIES	3,182,492	3,088,983	3,002,563	2,860,294	2,630,104
Shareholders’ equity	283,505	275,676	266,400	257,876	249,353
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,465,997	$3,364,659	$3,268,963	$3,118,170	$2,879,457

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,307,799	$3,321,624	$3,250,835	$3,445,939	$3,053,110

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	7,278	6,747	7,615	7,111	6,335
Other real estate owned	861	563	330	956	1,103
Total nonperforming assets	$8,139	$7,310	$7,945	$8,067	$7,438

Nonperforming loans to
total loans	0.24%	0.23%	0.27%	0.26%	0.26%
Nonperforming assets to
total assets	0.23%	0.22%	0.24%	0.26%	0.26%

Performing TDRs (A)(B)	$16,033	$16,045	$14,609	$13,695	$13,561

Loans past due 30 through 89
days and still accruing	$1,393	$2,143	$2,748	$1,744	$2,481

Classified loans	$48,817	$42,777	$41,985	$38,676	$38,450

Impaired loans	$23,335	$23,107	$22,224	$20,806	$19,896

Allowance for loan losses:
Beginning of period	$25,856	$24,374	$22,969	$20,816	$19,480
Provision for loan losses	1,700	1,950	1,600	2,200	1,350
Charge-offs, net	(235)	(468)	(195)	(47)	(14)
End of period	$27,321	$25,856	$24,374	$22,969	$20,816

ALLL to nonperforming loans	375.39%	383.22%	320.08%	323.01%	328.59%
ALLL to total loans	0.90%	0.86%	0.85%	0.84%	0.85%

(A)	Amounts reflect TDR’s that are paying according to restructured terms.

(B)	Amount does not include $3.4 million at March 31, 2016, $2.6 million at December 31, 2015, $2.8 million at September 30, 2015, $2.2 Million at June 30, 2015, and $1.4 million at March 31, 2015 of TDRs included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	Dec 31,	March 31,
	2016	2015	2015
Capital Adequacy

Equity to total assets (A)	8.18%	8.19%	8.66%

Tangible Equity to tangible assets (B)	8.09%	8.10%	8.64%

Book value per share (C)	$17.71	$17.61	$16.61

Tangible Book Value per share (D)	$17.51	$17.40	$16.57

	March 31,		Dec 31,		March 31,
	2016		2015		2015

Regulatory Capital – Holding Company

Tier I leverage	$282,915	8.19%	$273,738	8.10%	$247,534	8.80%

Tier I capital to risk weighted assets	282,915	10.56	273,738	10.42	247,534	11.53

Common equity tier I capital ratio
to risk-weighted assets	282,912	10.56	273,738	10.42	247,534	11.53

Tier I & II capital to
risk-weighted assets	310,236	11.58	299,593	11.40	268,350	12.50

Regulatory Capital – Bank

Tier I leverage	$280,971	8.14%	$271,641	8.04%	$236,425	8.41%

Tier I capital to risk weighted assets	280,971	10.49	271,641	10.34	236,425	11.02

Common equity tier I capital ratio
to risk-weighted assets	280,968	10.49	271,641	10.34	236,425	11.02

Tier I & II capital to
risk-weighted assets	308,292	11.51	297,497	11.32	257,242	11.99

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2016	2015	2015	2015	2015

Residential loans retained	$17,747	$18,847	$20,623	$23,117	$16,986
Residential loans sold	8,062	7,183	6,078	10,978	8,938
Total residential loans	25,809	26,030	26,701	34,095	25,924

CRE (includes
Community banking)	9,339	41,015	47,450	29,561	57,787
Multifamily (includes
Community banking)	108,035	107,605	149,763	206,803	209,034
Commercial loans (includes
Community banking)	67,488	74,749	37,361	136,483	40,696
SBA	1,055	—	—	—	—
Wealth lines of credit	1,800	35,550	24,000	6,150	10,260
Total commercial loans	187,717	258,919	258,574	378,997	317,777

Installment loans	486	1,052	933	1,128	344

Home equity lines of credit	3,604	5,902	3,775	3,225	3,377

Total loans closed	$217,616	$291,903	$289,983	$417,445	$347,422

Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2016			March 31, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$199,579	$926	1.86%	$273,946	$1,182	1.73%
Tax-exempt (1) (2)	24,044	200	3.33	37,631	231	2.46
Loans held for sale	1,042	11	4.22	774	10	5.10
Loans (2) (3):
Mortgages	465,860	3,807	3.27	465,722	3,785	3.25
Commercial mortgages	1,959,721	17,170	3.50	1,459,872	13,589	3.72
Commercial	525,896	5,100	3.88	316,109	2,897	3.67
Commercial construction	1,395	14	4.01	5,930	62	4.18
Installment	44,906	335	2.98	27,791	252	3.63
Home equity	53,056	440	3.32	50,660	405	3.20
Other	486	12	9.88	530	12	9.06
Total loans	3,051,320	26,878	3.52	2,326,614	21,002	3.61
Federal funds sold	101	—	0.23	101	—	0.10
Interest-earning deposits	77,903	87	0.45	91,657	43	0.18
Total interest-earning assets	3,353,989	28,102	3.35%	2,730,723	22,468	3.29%
Noninterest-Earning Assets:
Cash and due from banks	15,603			6,804
Allowance for loan losses	(26,582)			(20,056)
Premises and equipment	30,000			32,256
Other assets	83,632			63,868
Total noninterest-earning assets	102,653			82,872
Total assets	$3,456,642			$2,813,595

LIABILITIES:
Interest-bearing deposits:
Checking	$882,497	$571	0.26%	$630,557	$314	0.20%
Money markets	819,818	573	0.28	710,590	463	0.26
Savings	116,560	16	0.05	113,435	14	0.05
Certificates of deposit – retail	442,563	1,489	1.35	247,860	663	1.07
Subtotal interest-bearing deposits	2,261,438	2,649	0.47	1,702,442	1,454	0.34
Interest-bearing demand - brokered	200,000	741	1.48	240,500	280	0.47
Certificates of deposit – brokered	93,674	497	2.12	126,404	524	1.66
Total interest-bearing deposits	2,555,112	3,887	0.61	2,069,346	2,258	0.44
Borrowings	155,274	479	1.23	109,639	392	1.43
Capital lease obligation	10,140	122	4.81	10,635	128	4.81
Total interest-bearing liabilities	2,720,526	4,488	0.66	2,189,620	2,778	0.51
Noninterest-bearing liabilities:
Demand deposits	435,770			366,919
Accrued expenses and
other liabilities	19,898			10,752
Total noninterest-bearing liabilities	455,668			377,671
Shareholders’ equity	280,448			246,304
Total liabilities and
shareholders’ equity	$3,456,642			$2,813,595
Net interest income		$23,614			$19,690
Net interest spread			2.69%			2.78%
Net interest margin (4)			2.82%			2.88%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2016			December 31, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$199,579	$926	1.86%	$192,678	$901	1.87%
Tax-exempt (1) (2)	24,044	200	3.33	25,516	206	3.23
Loans held for sale	1,042	11	4.22	681	11	6.61
Loans (2) (3):
Mortgages	465,860	3,807	3.27	465,855	3,809	3.27
Commercial mortgages	1,959,721	17,170	3.50	1,903,842	16,811	3.53
Commercial	525,896	5,100	3.88	486,353	4,725	3.89
Commercial construction	1,395	14	4.01	1,404	14	3.99
Installment	44,906	335	2.98	42,629	320	3.00
Home equity	53,056	440	3.32	51,516	420	3.26
Other	486	12	9.88	507	12	9.47
Total loans	3,051,320	26,878	3.52	2,952,106	26,111	3.54
Federal funds sold	101	—	0.23	101	—	0.10
Interest-earning deposits	77,903	87	0.45	123,045	76	0.25
Total interest-earning assets	3,353,989	28,102	3.35%	3,294,127	27,305	3.32%
Noninterest-Earning Assets:
Cash and due from banks	15,603			9,133
Allowance for loan losses	(26,582)			(24,858)
Premises and equipment	30,000			31,285
Other assets	83,632			73,483
Total noninterest-earning assets	102,653			89,043
Total assets	$3,456,642			$3,383,170

LIABILITIES:
Interest-bearing deposits:
Checking	$882,497	$571	0.26%	$849,929	$466	0.22%
Money markets	819,818	573	0.28	813,112	577	0.28
Savings	116,560	16	0.05	115,930	17	0.06
Certificates of deposit – retail	442,563	1,489	1.35	420,831	1,401	1.33
Subtotal interest-bearing deposits	2,261,438	2,649	0.47	2,199,802	2,461	0.45
Interest-bearing demand - brokered	200,000	741	1.48	274,261	834	1.22
Certificates of deposit – brokered	93,674	497	2.12	93,704	502	2.14
Total interest-bearing deposits	2,555,112	3,887	0.61	2,567,767	3,797	0.59
Borrowings	155,274	479	1.23	88,548	383	1.73
Capital lease obligation	10,140	122	4.81	10,266	124	4.83
Total interest-bearing liabilities	2,720,526	4,488	0.66	2,666,581	4,304	0.65
Noninterest-bearing liabilities:
Demand deposits	435,770			428,412
Accrued expenses and
other liabilities	19,898			15,541
Total noninterest-bearing liabilities	455,668			443,953
Shareholders’ equity	280,448			272,636
Total liabilities and
shareholders’ equity	$3,456,642			$3,383,170
Net interest income		$23,614			$23,001
Net interest spread			2.69%			2.67%
Net interest margin (4)			2.82%			2.79%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios. The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2016	2015	2015	2015	2015
Shareholders’ equity	$283,505	$275,676	$266,400	$257,876	$249,353
Less: Intangible assets	3,264	3,281	3,311	3,342	563
Tangible equity	280,241	272,395	263,089	254,534	248,790

Period end shares outstanding	16,326,840	16,068,119	15,805,815	15,592,168	15,440,430
Less: Restricted shares not yet vested	321,580	414,188	435,312	436,908	429,642
Total outstanding shares	16,005,260	15,653,931	15,370,503	15,155,260	15,010,788
Tangible book value per share	17.51	17.40	17.12	16.80	16.57
Book value per share	17.71	17.61	17.33	17.02	16.61

Tangible Equity to Tangible Assets
Total Assets	3,465,997	3,364,659	3,268,963	3,118,170	2,879,457
Less: Intangible assets	3,264	3,281	3,311	3,342	563
Tangible assets	3,462,733	3,361,378	3,265,652	3,114,828	2,878,894
Tangible equity to tangible assets	8.09%	8.10%	8.06%	8.17%	8.64%
Equity to assets	8.18%	8.19%	8.15%	8.27%	8.66%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2016	2015	2015	2015	2015

Net interest income	$23,410	$22,819	$21,706	$20,344	$19,583
Total other income	6,263	5,723	5,610	6,499	5,882
Less: Gain on loans
held for sale at lower of cost
or fair value	124	—	—	—	—
Less: Securities gains, net	101	—	83	176	268
Total recurring revenue	29,448	28,542	27,233	26,667	25,197

Operating expenses	19,206	19,993	16,899	16,266	15,768
Less: ORE provision	—	—	250	—	—
Total operating expenses	19,206	19,993	16,649	16,266	15,768

Efficiency ratio	65.22%	70.05%	61.14%	61.00%	62.58%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	—	61.30%	—	—	—